Exhibit 107

Calculation of Filing Fee Tables

425(b)(5)
(Form Type)

PLBY Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock par value $0.0001 per share, issuable upon exercise of Rights	457(o)	19,561,050	$2.5561	$50,000,000.00	$110.20 per $1,000,000	$5,510.00
	Total Offering Amounts					$50,000,000.00		—
	Total Fees Previously Paid							—
	Total Fee Offsets							$5,510.00
	Net Fee Due				—			—(4)

(1)	Represents the shares of common stock, par value $0.0001 per share (the “Common Stock”), issued in connection with the Registrant’s rights offering.

(2)	Represents the subscription price per share of Common Stock equal to eighty-five percent (85%) of the VWAP (as defined below) of a share of the registrant’s Common Stock for the ten-trading day period through and including January 20, 2023. “VWAP” means, for any trading day, the volume-weighted average price of the registrant’s Common Stock on the Nasdaq Global Market, as reported by Bloomberg L.P. between 9:30 a.m. and 4:00 p.m., Eastern Time, on such date.

(3)	Relates to the registration statement on Form S-3 (Registration No. 333- 267273) filed by the Registrant for the sale of up to $250,000,000 of the Registrant’s securities, which was declared effective on September 13, 2022 (the “Form S-3”) and pursuant to which the Registrant paid a registration fee of $23,175.00.

(4)	Pursuant to Rule 424(g)(2) and General Instruction II.F to Form S-3, this prospectus supplement shall be deemed a final prospectus for purposes of the offering of the securities described herein.